Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11
:
MPM SILICONES, LLC, et al.,[1]	:	Case No. 14-22503 (RDD)
:
Debtors.	:	(Jointly Administered)
:
x
:
MOMENTIVE PERFORMANCE	:
MATERIALS INC., MOMENTIVE	:
PERFORMANCE MATERIALS	:
WORLDWIDE INC., MOMENTIVE	:
PERFORMANCE MATERIALS USA INC.,	:
JUNIPER BOND HOLDINGS I LLC,	:	Chapter 11
JUNIPER BOND HOLDINGS II LLC,	:	Adversary Proceeding
JUNIPER BOND HOLDINGS III LLC,	:	No. 14-08227 (RDD)
JUNIPER BOND HOLDINGS IV LLC,	:
MOMENTIVE PERFORMANCE	:
MATERIALS QUARTZ, INC., MPM	:
SILICONES, LLC, MOMENTIVE	:
PERFORMANCE MATERIALS SOUTH	:
AMERICA INC., MOMENTIVE	:
PERFORMANCE MATERIALS CHINA	:
SPV INC.	:
:
Plaintiffs,	:
:
v.	:
:
BOKF, NA, solely as Trustee for the MPM	:
Escrow LLC and MPM Finance Escrow	:
Corp. 8.875% First Priority Senior Secured	:
Notes due 2020,	:
:
Defendant.	:
:
:
:

[1]	The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are Juniper Bond Holdings I LLC (9631), Juniper Bond Holdings II LLC (9692), Juniper Bond Holdings III LLC (9765), Juniper Bond Holdings IV LLC (9836), Momentive Performance Materials China SPV Inc. (8469), Momentive Performance Materials Holdings Inc. (8246), Momentive Performance Materials Inc. (8297), Momentive Performance Materials Quartz, Inc. (9929), Momentive Performance Materials South America Inc. (4895), Momentive Performance Materials USA Inc. (8388), Momentive Performance Materials Worldwide Inc. (8357), and MPM Silicones, LLC (5481). The Debtors’ executive headquarters are located at 260 Hudson River Road, Waterford, NY 12188.

x
MOMENTIVE PERFORMANCE	:
MATERIALS INC., MOMENTIVE	:
PERFORMANCE MATERIALS	:
WORLDWIDE INC., MOMENTIVE	:	Chapter 11
PERFORMANCE MATERIALS USA INC.,	:	Adversary Proceeding
JUNIPER BOND HOLDINGS I LLC,	:	No. 14-08228 (RDD)
JUNIPER BOND HOLDINGS II LLC,	:
JUNIPER BOND HOLDINGS III LLC,	:
JUNIPER BOND HOLDINGS IV LLC,	:
MOMENTIVE PERFORMANCE	:
MATERIALS QUARTZ, INC., MPM
SILICONES, LLC, MOMENTIVE	:
PERFORMANCE MATERIALS SOUTH	:
AMERICA INC., MOMENTIVE	:
PERFORMANCE MATERIALS CHINA	:
SPV INC.	:
:
Plaintiffs,	:
:
:
v.	:
WILMINGTON TRUST, N.A., solely as	:
Trustee for the Momentive Performance	:
Materials Inc. 10% Senior Secured Notes due	:
2020,	:
Defendant.	:
:
:
x
U.S. BANK NATIONAL ASSOCIATION,	:
AS INDENTURE TRUSTEE	:
:
	:	Chapter 11
Plaintiff,	:	Adversary Proceeding
	:	No. 14-08238 (RDD)
v.	:
:
:
WILMINGTON SAVINGS FUND	:
SOCIETY, FSB, AS INDENTURE	:
TRUSTEE; MOMENTIVE	:
PERFORMANCE MATERIALS INC.;

JUNIPER BOND HOLDINGS I LLC;	:
JUNIPER BOND HOLDINGS II LLC;	:
JUNIPER BOND HOLDINGS III LLC;	:
JUNIPER BOND HOLDINGS IV LLC;	:
MOMENTIVE PERFORMANCE	:
MATERIALS CHINA SPV INC.;	:
MOMENTIVE PERFORMANCE	:
MATERIALS HOLDINGS INC.;	:
MOMENTIVE PERFORMANCE	:
MATERIALS QUARTZ, INC.;	:
MOMENTIVE PERFORMANCE	:
MATERIALS SOUTH AMERICA INC.;	:
MOMENTIVE PERFORMANCE	:
MATERIALS USA INC.; MOMENTIVE	:
PERFORMANCE MATERIALS	:
WORLDWIDE INC.; AND MPM	:
SILICONES, LLC	:
:
Defendants.	:
x

FINDINGS OF FACT, CONCLUSIONS OF LAW AND

ORDER (I) CONFIRMING JOINT CHAPTER 11

PLAN OF REORGANIZATION FOR MOMENTIVE

PERFORMANCE MATERIALS INC. AND ITS AFFILIATED DEBTORS;

AND (II) ADJUDICATING CERTAIN ADVERSARY PROCEEDINGS

This Order is entered to effectuate the bench decisions issued on August 26, 2014, as corrected and modified on September 9, 2014 [Docket No. 979]2 (as so corrected and modified, the “Bench Decisions”), by this Court on the record at the hearing on confirmation of the Joint Chapter 11 Plan of Reorganization for Momentive Performance Materials Inc. and Its Affiliated Debtors, dated August 18, 2014 [Docket No. 858] (as amended, modified, and/or supplemented from time to time, including the Plan Supplement, the “Plan”).3 The Bench Decisions are

[2]	The Bench Decisions are also reflected as Docket No. 65 in the First Lien Adversary (as defined herein), Docket No. 73 in the 1.5 Lien Adversary (as defined herein) and Docket No. 51 in the Senior Subordinated Notes Adversary (as defined herein).
[3]

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan, the Disclosure Statement Order or the Confirmation Brief (each, as defined herein), as applicable. The rules of interpretation set forth in Article I.B of the Plan shall apply to this Order.

incorporated herein by reference. The Bench Decisions constitute this Court’s findings of fact and conclusions of law for purposes of this Order. The Court having considered (i) the Plan; (ii) the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization for Momentive Performance Materials Inc. and Its Affiliated Debtors, dated June 23, 2014 [Docket No. 516] (including all exhibits thereto and as amended, modified, and/or supplemented from time to time, the “Disclosure Statement”); (iii) that certain Order: (I) Approving Disclosure Statement; (II) Establishing Date of Confirmation Hearing; (III) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Plan, Including (A) Approving Form and Manner of Solicitation Packages, (B) Approving Form and Manner of Notice of the Confirmation Hearing, (C) Establishing Record Date and Approving Procedures for Distribution of Solicitation Packages, (D) Approving Forms of Ballots, (E) Establishing Deadline for Receipt of Ballots, and (F) Approving Procedures for Vote Tabulations; (IV) Establishing Deadline and Procedures for Filing Objections to Confirmation of Plan; (V) Approving Rights Offering Procedures and (VI) Granting Related Relief [Docket No. 508], entered on June 23, 2014 (as supplemented by the Order Approving a Supplement to the Disclosure Statement With Respect to Rights Offering Procedures [Docket No. 704] entered on July 18, 2014, the “Disclosure Statement Order”); (iv) that Certain Order Approving a Supplement to the Disclosure Statement With Respect to Rights Offering Procedures [Docket No. 704], entered on July 18, 2014; (v) the declarations, certifications and related supplements filed by (a) Kurtzman Carson Consultants, LLC dated July 2, 1014 [Docket No. 589] and July 7, 2014 [Docket No. 613] and dated August 5, 2014 [Docket No. 789] (the “Voting Declaration”), (b) William H. Carter, Chief Financial Officer of Momentive Performance Materials Inc. [Docket No. 824], (c) William Q. Derrough of Moelis & Company, the Debtors’ investment banker and financial advisor dated August 12, 2014 [Docket

No. 819] and dated August 15, 2014 [Docket No. 888], and (d) Eric Thaler, Senior Vice President and General Manager of Basics of Momentive Performance Materials Inc. dated August 12, 2014 [Docket No. 867]; (vi) the affidavits, declarations, witness testimony and exhibits admitted into evidence at the hearing commenced on August 18, 2014, to consider confirmation of the Plan (the “Confirmation Hearing”); (vii) arguments of counsel presented at the Confirmation Hearing; (viii) objections filed with respect to confirmation of the Plan by the Dow Chemical Company [Docket No. 727], BOKF, NA, as First Lien Successor Trustee [Docket Nos. 729 and 774], Wilmington Trust, National Association, as Indenture Trustee [Docket Nos. 730 and 773], United States of America [Docket No. 744], New York State Department of Environmental Conservation [Docket No. 745] and U.S. Bank National Association, as Indenture Trustee [Docket No. 770] (collectively, the “Objections”); (ix) the Debtors’ memorandum of law filed in support of confirmation and in reply to the Objections [Docket No. 814] (the “Confirmation Brief”); (x) the Protective Motion (I) for Relief from the Automatic Stay to Permit Rescission of Acceleration or, Alternatively, (II) for Adequate Protection, dated June 18, 2014 [Docket No. 463] (the “Lift Stay Motion”) and the joinder thereto [Docket No. 467]; and (xi) other pleadings filed in support of confirmation of the Plan; and upon the Court having taken judicial notice of the docket of the Debtors’ Reorganization Cases maintained by the Clerk of the Court and/or its duly appointed agent, and all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered or adduced at, and the hearings held before the Court during the pendency of these Reorganization Cases, including the Order Setting Bar Dates to File Proofs of Claim and Approving the Form and Manner of Notice thereof [Docket No. 329], entered on June 6, 2014; and the Court having found that the Rights Offerings have been properly implemented pursuant to the Disclosure

Statement Order; and the Court having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan; and the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing; and upon the record of the Confirmation Hearing and these Reorganization Cases, and after due deliberation thereon, and sufficient cause appearing therefor;

FINDINGS OF FACT AND CONCLUSIONS OF LAW:4

JURISDICTION AND VENUE

A. The Court has jurisdiction over this matter and these Reorganization Cases pursuant to 28 U.S.C. § 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b). This Court has jurisdiction to enter a final order with respect to confirmation of the Plan, and all matters related thereto (including resolution of the Adversary Proceedings (as defined below)), and this Court’s exercise of such jurisdiction is proper in all respects. The Debtors are proper debtors under section 109 of title 11 of the United States Code (as amended, the “Bankruptcy Code”), and the Debtors are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

C. This Court has jurisdiction under 28 U.S.C. §§ 1334(a), (b) and (d) with respect to the Intercreditor Actions and the Causes of Action asserted therein.

[4]	The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedures. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

VOTING ON PLAN

D. As evidenced by the Voting Declaration, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement Order and all applicable non-bankruptcy laws, rules or regulations.

E. On August 5, 2014, the Debtors filed the Voting Declaration, (i) certifying that 100% in amount and 100% in number of holders of Allowed Claims in Classes 6 and 9 that cast ballots voted to accept the Plan; (ii) certifying that 8.09% in amount and 11.44% in number of holders of Allowed Claims in Class 4 that cast ballots voted to accept the Plan; and (iii) certifying that 19.88% in amount and 19.32% in number of holders of Allowed Claims in Class 5 that cast ballots voted to accept the Plan. All procedures used to tabulate the Ballots were fair, reasonable and complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and all other applicable rules, laws and regulations.

F. The Debtors have solicited acceptances of the Plan in good faith and in compliance with the Disclosure Statement Order and applicable provisions of the Bankruptcy Code and Bankruptcy Rules. The Debtors and the Backstop Parties (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys, including, for the avoidance of doubt, the Ad Hoc Committee of Second Lien Noteholders Advisors and the advisors to Apollo) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance sale, solicitation and/or purchase of the securities offered and sold under the Plan, and therefore are entitled to the protections of section 1125(e) of the Bankruptcy Code. Based on the foregoing, the Debtors and the Backstop Parties (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys, including, for the avoidance of doubt, the Ad Hoc Committee of Second Lien Noteholders

Advisors and the advisors to Apollo) shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under and in accordance with the Plan.

PLAN COMPLIES WITH STANDARDS FOR CONFIRMATION

UNDER SECTION 1129 OF THE BANKRUPTCY CODE

G. Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1.	In accordance with section 1122(a) of the Bankruptcy Code, Section 4.1 of the Plan classifies each Claim against and Interest in the Debtors into a Class containing only substantially similar Claims or Interests;

2.	In accordance with section 1123(a)(1) of the Bankruptcy Code, Section 4.1 of the Plan properly classifies all Claims and Interests that require classification;

3.	In accordance with section 1123(a)(2) of the Bankruptcy Code, Section 4.2 of the Plan properly specifies each Class of Claims that is not impaired under the Plan;

4.	In accordance with section 1123(a)(3) of the Bankruptcy Code, Sections 5.4, 5.5, 5.6, 5.8, 5.9, 5.10 and 5.11 of the Plan properly specify the treatment of each Class of Claims or Interests that is impaired under the Plan;

5.	In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest in a particular Class unless the holder of such a Claim or Interest agrees to less favorable treatment;

6.

In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for its implementation, including the provisions regarding Effective Date transactions and transfers, the post-Effective Date corporate management, governance and actions set forth in Article VII of the Plan, and the funding for the Plan, including from the proceeds of (a) the New First Lien Term Loan Facility (unless the Replacement First Lien Notes are issued);

(b) the Rights Offerings; (c) the New ABL Facility and (d) the Incremental Facility (unless the Replacement 1.5 Lien Notes are issued);

7.	In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtors’ amended certificates of incorporation contain provisions prohibiting the issuance of non-voting equity securities and providing for the appropriate distribution of voting power among all classes of equity securities authorized for issuance;

8.	In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan and the Reorganized Debtors’ amended certificates of incorporation and bylaws regarding the manner of selection of officers and directors of the Reorganized Debtors, including the provisions of Section 7.6 of the Plan, are consistent with the interests of creditors and equity security holders and with public policy;

9.	In accordance with section 1123(b)(1) of the Bankruptcy Code, Article V of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests;

10.	In accordance with section 1123(b)(2) of the Bankruptcy Code, Article X of the Plan provides for the assumption or rejection of the Debtors’ executory contracts and unexpired leases that have not been previously assumed, assumed and assigned, or rejected pursuant to section 365 of the Bankruptcy Code and orders of the Court;

11.	Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, the settlements and compromises under the Plan of, among other things, causes of action subject to the releases and exculpations provided in Article XII of the Plan, are a valid exercise of the Debtors’ business judgment, are fair, reasonable and in the best interests of the Debtors’ estates;

12.	In accordance with section 1123(b)(3)(B) of the Bankruptcy Code, Section 12.8 of the Plan provides that, subject to Section 12.5 of the Plan and except as otherwise expressly set forth in the Plan (including Section 5.7(c) of the Plan), the Reorganized Debtors shall (a) retain and may enforce any claims, demands, rights, defenses and causes of action that any Debtor may hold against any entity, to the extent not expressly released under the Plan; and (b) have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action or to decline to do any of the foregoing without further notice to or action, order or approval of the Court;

13.	In accordance with section 1123(b)(5) of the Bankruptcy Code, Article V of the Plan modifies or leaves unaffected, as the case may be, the rights of the holders of Claims and Interests in Classes 1 through 11;

14.	In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code; and

15.	In accordance with section 1123(d) of the Bankruptcy Code, Section 10.3 of the Plan provides for the satisfaction of Claims related to Cure Amounts associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Claims related to Cure Amounts shall be determined in accordance with the underlying agreements and applicable law.

H. Section 1129(a)(2). The Debtors have complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1.	All persons entitled to receive notice of the Disclosure Statement, the Plan and the Confirmation Hearing have received proper, timely and adequate notice in accordance with the Disclosure Statement Order, applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and have had an opportunity to appear and be heard with respect thereto.

2.	In transmitting the Plan, the Disclosure Statement, the Disclosure Statement Order, the Ballots, and related documents and notices in soliciting and tabulating the votes on the Plan, the Debtors have complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, applicable non-bankruptcy law, and the Disclosure Statement Order.

3.	Written notice of the Confirmation Hearing and the relevant deadlines for the submission of Ballots and objections to confirmation of the Plan has been provided substantially in the form, within the time, and in accordance with the Bankruptcy Rules and the procedures approved and prescribed by this Court in the Disclosure Statement Order. Such written notice is adequate and sufficient.

4.	Claims in Classes 1, 2, 3, and 7 under the Plan are unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

5.	All Classes of impaired Claims that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order were given the opportunity to vote on the Plan (i.e., Classes 4, 5, 6 and 9). Ballots were received from holders of Claims in all such Classes.

6.	The Debtors have made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Classes 4, 5, 6 and 9 under the Plan.

7.	Each of Classes 6 and 9 have accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in such Classes that actually voted.

I. Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, the Court has considered the totality of the circumstances of these Reorganization Cases. The Plan is the result of extensive, good faith, arm’s length negotiations among the Debtors and certain of their principal constituencies, such as the members of the Ad Hoc Committee of Second Lien Noteholders, the Backstop Parties, the parties to the RSA (the “RSA Parties”) and Apollo, and achieves the goal of reorganization contemplated by the Bankruptcy Code. The Plan is based upon the RSA, the assumption of which was approved by the Court on June 23, 2014 [Docket No. 507], as being within the Debtors’ reasonable judgment. The Debtors filed the Reorganization Cases with an honest belief that they were in need of reorganization and that the reorganization contemplated in the RSA and the Plan was the best restructuring alternative available to them.

The Debtors’ good faith is evident from the record of the Reorganization Cases, including the Disclosure Statement, the Plan, and the record of the Confirmation Hearing. The Plan achieves a fair result, consistent with the objectives and purposes of the Bankruptcy Code. The Debtors and each of their respective officers, directors, employees, advisors and professionals (i) acted in good faith in negotiating, formulating, and proposing, where applicable, the Plan and the agreements, compromises, settlements, transactions, and transfers contemplated thereby, and (ii) will be acting in good faith in proceeding to (a) consummate the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan, including, but not limited to, the Plan Supplement documents, and (b) take any actions authorized, directed or contemplated by this Order. Thus, the Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

J. Section 1129(a)(4). Except as otherwise provided in the Final DIP Order, any payment made or to be made by the Debtors for services or for costs and expenses in, or in connection with, the Reorganization Cases, or in connection with the Plan and incident to the Reorganization Cases, has been approved by, or is subject to the approval of, this Court as reasonable, satisfying the requirements of section 1129(a)(4) of the Bankruptcy Code. Pursuant to Section 3.3 of the Plan, and except as otherwise provided herein, in the Plan or in the Final DIP Order, all payments to be made to Professional Persons or other entities asserting a Fee Claim for services rendered before the Effective Date will be subject to review and approval by this Court.

K. Section 1129(a)(5). To the extent known, the Debtors have disclosed the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as directors and officers of the Reorganized Debtors; the appointment to, or continuance in, such offices of such individuals is consistent with the interests of the Debtors’ creditors and interest holders and with public policy; and the Debtors have disclosed the identity of any insiders who will be employed or retained by the Reorganized Debtors subsequent to the Effective Date and the nature of any compensation to be paid to such insiders. These disclosures satisfy the requirements of section 1129(a)(5) of the Bankruptcy Code.

L. Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

M. Section 1129(a)(7). The liquidation analysis set forth in Exhibit 2 to the Disclosure Statement and other evidence proffered or adduced at or prior to, or in declarations filed in connection with, the Confirmation Hearing (i) are reasonable, persuasive and credible, (ii) use reasonable and appropriate methodologies and assumptions, (iii) have not been controverted by any other evidence and (iv) establish that each holder of an Allowed Claim or Interest in an impaired Class that has not accepted the Plan will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would have received if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

N. Each holder of an impaired Claim or Interest in each impaired Class of Claims or Interests that has not accepted the Plan will, on account of such Claim or Interest,

receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would have received or retained if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. See Disclosure Statement, Exhibit 2.

O. Section 1129(a)(8). The Plan has not been accepted by all impaired Classes of Claims and Interests. As of the Voting Deadline, pursuant to section 1126(g) of the Bankruptcy Code, Classes 4 and 5 have voted to reject the Plan. Holders of Claims and Interests in Classes 8, 10 and 11 are conclusively deemed to have rejected the Plan. Nevertheless, the Plan is confirmable because it satisfies section 1129(b)(1) of the Bankruptcy Code with respect to such non-accepting Classes of Claims and Interests.

P. Section 1129(a)(9). Except to the extent that the holder of a particular Claim has agreed to different treatment, the Plan provides treatment for Administrative Expense Claims, Priority Tax Claims, Fee Claims and Priority Non-Tax Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code.

Q. Section 1129(a)(10). As evidenced by the Voting Declaration, the Plan has been accepted by Classes 6 and 9, which are Classes of impaired Claims that are entitled to vote on the Plan, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code).

R. Section 1129(a)(11). The Debtors’ projections of financial information of the Reorganized Debtors as of the Effective Date are reasonable, made in good faith, were the product of a rigorous, top-down and bottom-up process, and confirmation of the Plan is not likely to be followed by the liquidation or the need for the further financial reorganization of the Debtors.

S. Section 1129(a)(12). The Plan provides that all fees payable pursuant to section 1930 of title 28 of the United States Code, due and payable through the Effective Date shall be paid by the Debtors on or before the Effective Date and all such fees due thereafter shall be paid by the Reorganized Debtors in the ordinary course until the entry of a final decree closing the Reorganization Cases, or the conversion or dismissal of the Reorganization Cases.

T. Section 1129(a)(13). Pursuant to Section 14.2 of the Plan, on and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.

U. Sections 1129(a)(14), 1129(a)(15) and 1129 (a)(16). Sections 1129(a)(14), 1129(a)(15) and 1129(a)(16) of the Bankruptcy Code do not apply to the Reorganization Cases.

V. Section 1129(b). The Plan does not “discriminate unfairly” and is “fair and equitable” with respect to Classes 4, 5, 8, 10 and 11 (i.e., the Classes that are impaired and rejected (or are deemed to reject) the Plan).

(1) Unfair Discrimination. The Plan does not discriminate unfairly with respect to holders of Claims in Classes 4 and 5 because such holders are receiving the same or more favorable treatment as holders of all similarly situated Claims against the Debtors. The Plan does not discriminate unfairly with respect to Classes 8, 10 and 11 because the Claims and Interests in such Classes either are subordinated to other Claims or have no value. The Plan does not discriminate unfairly against holders of Senior Subordinated Note Claims by providing for no recovery to such holders because pursuant to section 510(a) of the Bankruptcy Code and Article X of the Senior Subordinated Indenture, holders of Claims in Class 8 are not entitled to receive any payment of principal or interest unless holders of Second Lien Notes are paid in full.

(2) Fair and Equitable. The Plan is “fair and equitable” with respect to each rejecting Class. Specifically, for the reasons set forth in the Bench Decisions, the Plan is “fair and equitable” with respect to Classes 4 and 5. Further, the Plan is “fair and equitable” with respect to Classes 8, 10 and 11 as the Plan does not provide a recovery on account of any Claim or Interest that is junior to such Classes and no Class of Claims or Interests will receive or retain property under the Plan that has a value greater than 100% of such Class’s Allowed Claims or Interests. Thus, the Plan may be confirmed notwithstanding the rejection by Classes 4, 5, 8, 10 and 11.

W. Section 1129(c). The Plan is the only plan that has been filed in these cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

X. Section 1129(d). No party in interest, including any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code), has requested that the Court deny confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act; the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

Y. Valuation. The valuation analysis contained in the Disclosure Statement and the evidence adduced at the Confirmation Hearing, including the estimated post-emergence enterprise value of the Reorganized Debtors, are reasonable and credible. All parties in interest have been given the opportunity to challenge the valuation analysis. The valuation analysis (i) is reasonable, persuasive, and credible as of the date such analysis was prepared, presented, or proffered, and (ii) uses reasonable and appropriate methodologies and assumptions.

Z. Modification of the Plan (11 U.S.C. § 1127(a)). Pursuant to and in compliance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors proposed certain modifications to the Plan as reflected in the modified or amended versions of the Plan filed with the Court prior to entry of this Order (collectively, the “Plan Modifications”). In accordance with Bankruptcy Rule 3019, the Plan Modifications do not (1) affect the classification of Claims or Interests, (2) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (3) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (4) materially and adversely change the treatment of any Claims or Interests (other than any Claims and Interests held by those who have accepted such Plan Modifications in writing or in open court), (5) require resolicitation of any holders of Claims or Interests, or (6) require that any such holders be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Under these circumstances, the form and manner of notice of the Plan Modifications are adequate, and no other or further notice of the Plan Modifications is necessary or required.

AA. Satisfaction of Confirmation Requirements. Based on the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

BB. Retention of Jurisdiction. This Court may properly, and shall, retain jurisdiction over, and shall hear and determine, (i) the Intercreditor Actions, the Causes of Action

asserted therein, and any other similar Causes of Action arising under or in connection with, or otherwise related to, the Second Lien Intercreditor Agreement, whether asserted against a Released Party or another Person, (ii) all adversary proceedings filed in the Reorganization Cases (including the Adversary Proceedings (as defined below)), and (iii) the matters set forth in section 1142 of the Bankruptcy Code and all matters arising in, arising under, or related to the Reorganization Cases as set forth in Article XIII of the Plan.

DISCHARGE, INDEMNIFICATION,

INJUNCTIONS, RELEASES AND EXCULPATION

CC. The indemnification, injunction, discharge, release and exculpation provisions set forth in Article XII of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of the Debtors and their Estates, are fair, equitable, reasonable, and are integral elements of the restructuring and resolution of the Reorganization Cases in accordance with the Plan. The failure to effect the discharge, release, indemnification, injunction and exculpation provisions described in Article XII of the Plan would seriously impair the Debtors’ ability to confirm the Plan. Each of the discharge, release, indemnification, injunction and exculpation provisions set forth in the Plan:

(i)	is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), (b) and (d);

(ii)	is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code;

(iii)	is an integral element of the settlements and transactions incorporated into the Plan;

(iv)	confers material benefit on, and is in the best interests of, the Debtors and their estates;

(v)	is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Reorganization Cases with respect to the Debtors, their organization, capitalization, operation and reorganization; and

(vi)	is consistent with sections 105, 1123, 1125(e) and 1129 of the Bankruptcy Code and applicable law.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED, that:

1. The Plan is confirmed pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any conflict between the terms of the Plan and/or the Bench Decisions and the terms of this Order, the terms of this Order shall control.

2. The Effective Date of the Plan shall occur on the first Business Day on which all conditions set forth in Section 11.1 of the Plan have been satisfied or waived in accordance with Section 11.2 of the Plan.

3. Any objections or responses to confirmation of the Plan and any reservation of rights contained therein that (a) have not been withdrawn, waived or settled prior to the entry of this Order or (b) are not cured by the relief granted herein, are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are deemed withdrawn with prejudice.

4. The business and assets of the Debtors shall remain subject to the jurisdiction of this Court until the Effective Date.

5. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or this Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

6. The Plan provides for the entry into, and the Debtors and Reorganized Debtors, as the case may be, are hereby authorized to enter into and execute, the (a) New ABL Facility and (b) all amendments and modifications to the New ABL Facility and any agreements, instruments, certificates or documents, including the Exit Financing Documents (as defined below), or transactions related thereto or contemplated thereby. The New ABL Facility was proposed in good faith, is fair, reasonable, and critical to the success and feasibility of the Plan and is necessary and appropriate for the consummation of the Plan, and entry into the New ABL Facility is in the best interests of the Debtors, their estates and their creditors and the Reorganized Debtors. The Debtors have disclosed all material facts regarding the Reorganized Debtors’ obligations under the New ABL Facility and have exercised reasonable business judgment in determining to enter into the foregoing and have provided sufficient and adequate notice thereof. The terms of the New ABL Facility are hereby approved. The Debtors and the Reorganized Debtors and the Persons and entities granted Liens and security interests are hereby authorized, to the extent not already authorized by Order of this Court and without further approval of this Court or notice to any other party, to (u) enter into, execute, file, record, and deliver all notes, agreements, guarantees, security documents, mortgages, control agreements, certificates, insurance documents, opinions and all other documents, instruments, and certificates relating to or contemplated by the New ABL Facility (collectively, the “Exit Financing Documents”), including without limitation, any documents required in connection with the creation or perfection of the Liens securing the New ABL Facility, (v) grant such Liens and security interests as are contemplated by the New ABL Facility, (w) obtain any consents and government approvals necessary to establish and perfect such Liens and security interests relating to or contemplated by the Exit Financing Documents under the provisions of applicable state, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Order, (x) thereafter cooperate to make all other filings and recordings that are necessary or appropriate, (y) in the case of the Debtors and Reorganized Debtors, fully perform all of their obligations under the Exit Financing Documents, including without limitation, pay all fees and other costs contemplated by the Exit Financing Documents and (z) take all such other actions as the Debtors or the Reorganized Debtors may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New ABL Facility. The Exit Financing Documents (when and to the extent entered into) are approved and are or will be, and are hereby deemed to be, binding and enforceable against the Debtors, the Reorganized Debtors and their affiliates party thereto in accordance with their terms. The New ABL Facility (including, without limitation, any and all terms, conditions and covenants thereof) have been negotiated in good faith and at arm’s-length among the Debtors and the applicable agents and lenders under the New ABL Facility (the agent and the lenders for the New ABL Facility are collectively referred to herein as the “Exit Financing Lenders”), and any credit extended, letters of credit issued for the account of, or loans made to the Reorganized Debtors by the Exit Financing Lenders pursuant to the New ABL Facility shall be deemed to have been extended, issued, and made in good faith and for legitimate business purposes. The guarantees, mortgages, pledges, liens and other security interests granted pursuant to or in connection with the New ABL Facility are hereby approved in their entirety; such mortgages, pledges, Liens and security interests are valid, binding, perfected and enforceable Liens on or security interests in the collateral described in and subject to the relevant Exit Financing Documents; and are or will be (as the case may be) and are hereby deemed to be granted in good faith, for good and valuable consideration and for legitimate business purposes as an inducement to the lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance or recharacterization. The priorities of such Liens and security interests shall be as set forth in the intercreditor agreement(s) and other definitive documentation executed in connection with the New ABL Facility.

7. The Debtors and the Reorganized Debtors are hereby authorized, without further approval of this Court or notice to any party, to execute and deliver all notes, agreements, guarantees, security documents, mortgages, control agreements, certificates, insurance documents, opinions and all other documents, instruments and certificates relating to the Replacement First Lien Notes and the Replacement 1.5 Lien Notes (combined, the “Replacement Notes Documents) and fully perform their obligations thereunder. The Replacement Notes Documents (when and to the extent entered into) are or will be, and are hereby deemed to be binding and enforceable against the Debtors, the Reorganized Debtors and their affiliates party thereto in accordance with their terms.

8. The settlement and compromise of certain potential inter-creditor disputes under Section 2.1 of the Plan is fair and equitable and in the best interests of the Debtors and creditors in accordance with Bankruptcy Rule 9019. For the avoidance of doubt, the Causes of Action asserted in the Intercreditor Actions have not been settled or compromised.

9. The Distribution Record Date shall be the Effective Date.

A.	Plan Implementation

10. In accordance with section 1142 of the Bankruptcy Code, section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state (collectively, the “Reorganization Effectuation Statutes”), but subject to the satisfaction or waiver of all conditions precedent listed in Section 11.1 of the

Plan (unless waived in accordance with section 11.2 of the Plan), without further action by the Court or the boards of directors or managers or security holders of any Debtor or Reorganized Debtor, the Debtors and the Reorganized Debtors are authorized to: (a) take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby or hereby, including those transactions identified in Article VII of the Plan, including performance under any agreement relating to the appointment of directors; (b) execute, deliver, file and record such documents (including the Plan Documents), contracts, instruments, releases and other agreements (collectively, the “Effectuating Documents”) and perform their obligations thereunder and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan; and (c) take any and all actions necessary or appropriate to effectuate the dissolution of Momentive Performance Materials Holdings Inc. The Effectuating Documents (when and to the extent entered into or adopted) shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms (without further action unless such Effectuating Document otherwise provides).

11. On the Effective Date, Reorganized MPM is authorized, as contemplated by Section 10.5 of the Plan, to enter into the Amended Shared Services Agreement, and such Amended Shared Services Agreement shall be binding on all parties thereto.

12. The First Lien Indenture Trustee and the 1.5 Lien Indenture Trustee are hereby directed to timely take all commercially reasonable steps necessary to effectuate the distribution of the Replacement First Lien Notes and the Replacement 1.5 Lien Notes, including, but not limited to, sending any required notices to DTC.

13. This Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan.

14. Each federal, state, commonwealth, local, foreign or other governmental agency is hereby directed and authorized to accept for filing and/or recording any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order.

15. The consummation of the Plan, including the assumption of any executory contract or unexpired lease by a Reorganized Debtor, shall not constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract or unexpired lease or contract, lease or agreement in existence on the Effective Date to which any Debtor is a party.

B.	Executory Contracts and Unexpired Leases

16. Subject to the occurrence of the Effective Date, the Debtors are authorized to assume and/or reject executory contracts or unexpired leases in accordance with Article X of the Plan and orders of this Court. Each executory contract and unexpired lease assumed pursuant to Section 10.1 of the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

17. As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases identified on the

Schedule of Assumed Contracts and Leases shall be deemed assumed, and all other executory contracts and unexpired leases of the Debtors shall be deemed rejected, except that: (a) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; and (b) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as is determined by a Final Order of the Bankruptcy Court resolving such motion.

18. All Claims, if any, arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General Unsecured Claims. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is timely filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after service by the Debtors of individualized notice of the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Section 10.2) of the Plan, or pursuant to an order of the Bankruptcy Court). Unless previously provided by the Debtors, the Debtors shall provide notice of the last date to file a Claim arising from the rejection of an executory contract or unexpired lease to the counterparties of such rejected contracts and leases.

19. Objections to Cure Amounts as filed on the Cure Schedule, timely filed on or before 5:00 p.m. (prevailing Eastern Time) on August 5, 2014 (or as extended by mutual agreement), that have not been resolved by the Debtors and the non-Debtor party (the “Pending Cure Objections”) are hereby preserved and this Court shall retain jurisdiction to hear and determine the Pending Cure Objections to the extent the Debtors and the non-Debtor party are unable to consensually resolve such Pending Cure Objections. The Debtors may, in their discretion, resolve any Pending Cure Objection by mutual agreement with the non-Debtor party and without further order of the Court.

20. The Existing Management Agreement shall, pursuant to Section 10.6 of the Plan, be deemed terminated as of the Petition Date or as soon thereafter as practicable by mutual agreement of the parties thereto. Any Claims thereunder shall be waived and no payments or distributions shall be made on account of such Claims.

21. All contracts, agreements and leases that were entered into by any of the Debtors or assumed by any of the Debtors after the Petition Date shall be deemed assigned by the applicable Debtors to the applicable Reorganized Debtors on the Effective Date.

C.	Vesting and Transfer of Assets

22. On the Effective Date, except as otherwise provided herein or in the Plan, all property of the Estates of the Debtors, including all claims, rights and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests, except for Liens and security interests that are granted or retained to secure the New ABL Facility, the Replacement First Lien Notes, the Replacement 1.5 Lien Notes and Other Secured Claims, as applicable.

D.	Discharge

23. The Plan discharge provision set forth in Section 12.2 of the Plan is approved in all respects is incorporated herein in its entirety, and is so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court or any other party. Upon the Effective Date and in consideration of the Plan Distributions, except as otherwise provided herein or in the Plan, each Person that is a holder (as well as any trustees and agents on behalf of such Person) of a Claim or Interest shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided herein, upon the Effective Date, all such holders of Claims and Interests shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code and Section 12.4 of the Plan, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

E.	Approval of Injunction, Release and Exculpation Provisions

24. Injunction. The injunction provisions set forth in Article XII of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court or any other party.

25. In accordance with Section 12.3 of the Plan, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan. By accepting Plan Distributions, each holder of an Allowed Claim shall be deemed to have specifically consented to the Injunctions set forth in this Section.

DD. In accordance with Section 12.7 of the Plan, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons and Entities are permanently enjoined from prosecuting, whether directly, derivatively or otherwise, any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in Sections 12.5 and 12.6 of the Plan. All Persons are hereby enjoined from commencing any suit, proceeding or cause of action asserting the Causes of Action asserted in the Intercreditor Actions, or any other similar Causes of Action arising under or in connection with, or otherwise related to, the Second Lien Intercreditor Agreement, in any forum except in this Court (the “Channeling Injunction”); provided, however, that nothing herein shall enjoin any person or entity from pursuing any and all appeals arising out of the Causes of Action asserted in the Intercreditor Actions. For the avoidance of doubt, nothing in this Order or the Plan shall constitute an injunction (other than the Channeling Injunction) of the Intercreditor Actions or the Causes of Action asserted therein, as may be amended to assert a claim or defense under the Second Lien Intercreditor Agreement that arose out of the conduct, transactions, or occurrences set out, or attempted to be set out, in the original complaints.

26. Releases. The Releases set forth in Article XII of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court, any of the parties to such Releases or any other party.

(a) Releases by the Debtors. Except as otherwise provided in the Plan or this Order, as of the Effective Date, the Debtors and the Reorganized Debtors shall be deemed, pursuant to Section 12.5 of the Plan, to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities

(other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to Section 12.5 of the Plan, the Reorganization Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, other than claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities arising out of or relating to any act or omission of a Released Party or a former officer or director of the Debtors that constitutes gross negligence, fraud, willful misconduct or breach of fiduciary duty (if any).

(b) Releases by Holders of Claims and Interests. Except as otherwise provided in the Plan or this Order, on the Effective Date: (i) each of the Released Parties; (ii) each holder of a Claim or Interest entitled to vote on the Plan that did not “opt out” of the releases provided in Section 12.5 of the Plan in a timely submitted Ballot; and (iii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan, the Plan Consideration and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or

Interest, as applicable, shall be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to forever release, waive and discharge all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, or the Plan or the Disclosure Statement.

(c) Notwithstanding anything to the contrary contained herein or in the Plan: (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.5 of the Plan shall not release any non-Debtor entity from any liability arising under (x) the Internal Revenue Code or any state, city or municipal tax code, or (y) any criminal laws of the United States or any state, city or municipality; and (ii) the releases set forth in Section 12.6 of the Plan shall not release any (x) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against a Debtor or any of its officers, directors, or representatives and (y) claims against any Person arising from or relating to such Person’s gross negligence, fraud, willful misconduct or breach of fiduciary duty (if any), each as determined by a Final Order of the Bankruptcy Court. For the avoidance of doubt, nothing in this Order or the Plan shall constitute (x) an injunction (other than the Channeling Injunction) or (y) a non-consensual, third-party release of the Intercreditor Actions or the Causes of Action asserted therein.

27. Exculpation. The exculpation provision set forth in Article XII of the Plan is approved in all respects, are incorporated herein in its entirety, is so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court.

28. To the extent permissible under applicable law and pursuant to Section 12.6 of the Plan, none of the Released Parties shall have or incur any liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation, implementation and execution of the Plan, the Reorganization Cases, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of the Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

29. Intercreditor Actions. Nothing in the Plan or this Order shall constitute (x) an injunction (other than the Channeling Injunction) or (y) a non-consensual, third-party release of the Intercreditor Actions or the Causes of Action asserted therein.

30. Dow. Nothing in the Plan or this Order, however, shall (i) release, enjoin, waive or discharge any claims, demands, debts, rights, Causes of Action or liabilities held by The Dow Chemical Company and/or any of its affiliates including, but not limited to, Union

Carbide Corporation (collectively, “Dow”) against the Debtors’ non-Debtor subsidiaries and affiliates solely to the extent such subsidiaries and affiliates are independently liable with respect to such claims, demands, debts, rights, Causes of Action or liabilities and/or (ii) enjoin or otherwise preclude Dow from asserting any rights of setoff, recoupment, contribution, indemnification and/or other defenses against the Debtors or Reorganized Debtors in response to any Claims or Causes of Action that have been or may be asserted by or on behalf of the Debtors or the Reorganized Debtors against Dow; provided, however, that nothing in the Plan, this Order or this paragraph shall entitle Dow to any affirmative recovery from the Debtors or Reorganized Debtors with respect to any such rights or defenses.

31. Debtors’ Obligations Under the Backstop Commitment Agreement. Notwithstanding anything to the contrary in the Plan or this Order, (i) the Debtors’ obligations under the Backstop Commitment Agreement, including their indemnification obligations to the Backstop Parties, shall remain unaffected and shall remain in full force and effect following the Effective Date, (ii) any such obligations, including such indemnification obligations, shall not be discharged under the Plan, and (iii) none of the Reorganized Debtors shall terminate any such obligations, including such indemnification obligations.

32. No Relinquishment of Rights. Subject to Sections 12.5 and 5.7(c) of the Plan, nothing contained in the Plan or this Order shall, as contemplated by Section 12.8 of the Plan, be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Reorganization Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, as set forth in Section 4.2 herein, may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

33. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against such Person. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, in accordance with the Plan. From and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order or approval of the Court. The Reorganized Debtors are deemed representatives of the Estates for the purpose of prosecuting any claim or Cause of Action and any objections to Claims pursuant to 11 U.S.C. § 1123(b)(3)(B).

34. Liabilities to, and Rights of, Governmental Units. Nothing in the Plan or this Order shall, as contemplated by Section 12.5(d) of the Plan, limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized Debtors are entitled to under the Bankruptcy Code with respect to any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code). The discharge, release and injunction provisions contained in the Plan and this Order are not intended and shall not be construed to bar any Governmental Unit from, subsequent to entry of this Order, pursuing any police or regulatory action, except to the extent that such police or regulatory action involves pursuing a “claim” within the meaning of section 101(5) of the Bankruptcy Code that is discharged or enjoined by the Plan and this Order.

35. Notwithstanding anything contained in the Plan or this Order to the contrary, nothing in the Plan or this Order shall, as contemplated by Section 12.5(e) of the Plan, discharge, release, impair or otherwise preclude: (1) any liability to a Governmental Unit that is not a Claim; (2) any Claim of a Governmental Unit arising on or after the Confirmation Date; (3) any valid right of set-off or recoupment of the United States against a Debtor; or (4) any liability of the Debtors or Reorganized Debtors under environmental law to any Governmental Unit as the owner or operator of property that such Entity owns or operates after the Confirmation Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date. Nor shall anything in the Plan or this Order: (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside the Court, any liability described as not discharged in the preceding sentence; or (ii) divest any court of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by the Plan, this Order, or the Bankruptcy Code.

36. Moreover, nothing in the Plan or this Order shall, as contemplated by Section 12.5(f) of the Plan, release or exculpate any non-Debtor, including any Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in the Plan or this Order enjoin the United States from bringing any claim, suit, action or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

37. Indemnification Obligations. Notwithstanding anything to the contrary contained herein or in the Plan (including Section 10.1 thereof), subject to the occurrence of the Effective Date, the obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of any of the Debtors at any time after the Petition Date, against any Causes of Action, shall, as contemplated by Section 12.9 of the Plan, remain unaffected thereby after the Effective Date and are not discharged. On and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect on the Petition Date, and all directors and officers of the Debtors at any time shall be entitled to the full benefits of any such policy for the full term of such policy, regardless of whether such directors and/or officers remain in such positions after the Effective Date.

38. Notwithstanding anything to the contrary herein or in the Plan, after the Effective Date, the obligations of the Debtors contained in Article VIII of the Backstop Commitment Agreement and approved by the Backstop Commitment Agreement Order to indemnify the Backstop Parties for any fees, expenses, costs and liabilities incurred in connection with the Intercreditor Actions shall remain in full force and effect and are not discharged.

39. Preservation of Insurance. The provisions of Section 7.12 of the Plan relating to Insurance Contracts and Insured Claims are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court, any of the parties to such Releases or any other party.

40. The Debtors’ discharge and release from all Claims as provided herein and in the Plan shall not diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtors, the Reorganized Debtors, their current and former directors and officers, or any other Person. Notwithstanding the foregoing, the preservation of insurance shall not impair nor diminish any Releases under the Plan.

41. In the event, an insurer agrees, in its sole discretion, to offer new or renew existing insurance coverage (including any run-off policies), the Debtors (or if applicable, the Reorganized Debtors) are authorized, to the extent necessary and without further order of the Court, to execute all agreements and/or amendments to existing agreements related thereto and perform their obligations thereunder including, inter alia, the payment of premium and/or provision/delivery of collateral related thereto.

B.	Order Binding on All Parties

42. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Order shall be binding upon, and inure to the benefit of the Debtors, all holders of Claims and Interests, and their respective successors and assigns.

C.	Adversary Proceedings

43. For the reasons set forth in the Bench Decisions, the Court hereby enters a judgment in favor of the Plaintiffs in Adversary Proceeding No. 14-08227 (RDD) (the “First

Lien Adversary”) and Adversary Proceeding No. 14-08228 (RDD) (the “1.5 Lien Adversary”). For the avoidance of doubt, the dispute regarding whether fees and expenses incurred in connection with any review, analysis, dispute or litigation (including the request of the Plaintiffs in the First Lien Adversary and the 1.5 Lien Adversary for a declaration that the Debtors are not obligated to bear any costs or attorneys’ fees and expenses incurred by the First Lien Trustee or 1.5 Lien in such adversary proceedings) concerning whether any “make-whole” payment or other prepayment fees or premiums are a First Lien Obligation or a 1.5 Lien Obligation (as such terms are defined in the Final DIP Order) are allowed as part of the Indenture Trustee Fee Claim is hereby preserved and shall be determined at a subsequent time by this Court.

44. For the reasons set forth in the Bench Decisions, the Court hereby enters a judgment in favor of the Defendants in Adversary Proceeding No. 14-08238 (RDD) (the “Senior Subordinated Notes Adversary”).

45. For the reasons set forth in the Bench Decisions, the Lift Stay Motion is denied with prejudice.

D.	Approval of Discharge of Claims and Termination of Interests

46. The discharge provision as set forth in Section 12.2 of the Plan is approved, is so ordered and shall be immediately effective on the Effective Date without further order or action on the part of the Court or any other party.

47. Except as specifically set forth in the Plan or herein, as of the Effective Date, each Person that is a holder (as well as any trustees and agents on behalf of such Person) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or Reorganized Debtor.

E.	Exemption From Securities Laws

48. The offering, issuance of and the distribution under the Plan and associated documents and any and all agreements incorporated therein of the New Common Stock and Top HoldCo Common Stock and the exchange of New Common Stock for Top HoldCo Common Stock (a) with respect to the Second Lien Notes Equity Distribution, the Section 1145 Rights Offering Stock and the Section 1145 Subscription Rights shall, as contemplated by Section 8.12 of the Plan, be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code and (b) with respect to the 4(a)(2) Subscription Rights, the 4(a)(2) Rights Offering Stock and the Commitment Premium Shares shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Subject to any transfer restrictions contained in the Top HoldCo Certificate of Incorporation, (a) the Top HoldCo Common Stock issued in exchange for (i) Section 1145 Rights Offering Stock and (ii) New Common Stock issued pursuant to the Second Lien Notes Equity Distribution may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code (in which case, such Top HoldCo Common Stock may be resold by the holders thereof pursuant to registration under, or applicable exemptions from registration under, the Securities Act), and (b) the Top HoldCo Common Stock issued in exchange for the 4(a)(2) Rights Offering Stock and the Commitment Premium Shares may be resold by the holders thereof pursuant to registration under, or applicable exemptions from registration under, the Securities Act.

F.	Exemption From Certain Transfer Taxes

49. To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

G.	Administrative Bar Date

50. Except as otherwise provided in the Final DIP Order, the RSA Order, the Backstop Commitment Agreement Order or in Section 3.2(a) of the Plan, requests for payment of Administrative Expense Claims must be filed with the Bankruptcy Court and served on the Debtors or Reorganized Debtors (as the case may be), the Claims Agent, the Creditors’ Committee and the Office of the United States Trustee proof of such Administrative Expense Claim within thirty (30) days after the Effective Date. Such proof of Administrative Expense Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the holder of the Administrative Expense Claim; (iii) the asserted amount of the Administrative Expense Claim; (iv) the basis of the Administrative Expense Claim; and (v) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED.

H.	Fee Claims

51. Except as otherwise provided in the Final DIP Order, any Professional Person seeking allowance by the Bankruptcy Court of a Fee Claim shall file with the Bankruptcy Court and serve notice of same on the Reorganized Debtors and the Office of the United States Trustee its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date no later than forty-five (45) calendar days after the Effective Date. Objections to such Fee Claims, if any, must be filed and served on the applicable Professional Person, the Reorganized Debtors and the Office of the United States Trustee by no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court.

52. The Debtors or Reorganized Debtors, as applicable, shall, pursuant to Section 3.4 of the Plan, pay all outstanding U.S. Trustee Fees of a Debtor on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Reorganization Case, the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

53. Notwithstanding anything to the contrary herein, in accordance with the RSA, the Backstop Commitment Agreement, and the Final DIP Order, the reasonable fees,

expenses, costs, and other charges of the RSA Parties, the Backstop Parties, and the Ad Hoc Committee of Second Lien Noteholders, shall, in each case, be allowed as Administrative Claims and shall be paid in full, in Cash on or before the Effective Date without application or approval by the Bankruptcy Court. For the avoidance of doubt, any engagement or fee letters entered into between the Debtors and the legal and financial advisors of the RSA Parties, the Backstop Parties, and the Ad Hoc Committee of Second Lien Noteholders are executory contracts, which the Reorganized Debtors shall assume on the Effective Date.

54. Notwithstanding anything in the Order Pursuant to 11 U.S.C. §§ 105(a) and 331 Establishing Procedures for Monthly Compensation and Reimbursement of Expenses of Professionals entered May 16, 2014 [Docket No. 214], all Professional Persons are authorized to file only a single first and final fee application to this Court no later than 45 days after the Effective Date.

I.	Senior Subordinated Indenture Trustee Claims

55. Notwithstanding anything to the contrary set forth in the Plan, all Claims of the Senior Subordinated Indenture Trustee for its reasonable and documented fees and expenses arising under Section 7.07 of the Senior Subordinated Indenture shall be treated as General Unsecured Claims under Class 7 of the Plan, and the Senior Subordinated Indenture shall continue to exist after the Effective Date solely to permit the Senior Subordinated Trustee to seek compensation and/or reimbursement of its fees and expenses in accordance with the Senior Subordinated Indenture to the extent permitted or available under applicable law following the cancellation of the Senior Subordinated Indenture on the Effective Date pursuant to the Plan and this Order. The fees and expenses payable pursuant to this paragraph shall be subject to the reasonableness standard for expenses set forth in Section 7.07 of the Senior

Subordinated Indenture and this Court shall resolve any disputes as to the reasonableness of any such fees and expenses and the Debtors or Reorganized Debtors shall pay or file an objection to such fees and expenses within 65 days of the later of (x) the Effective Date or (y) the date of presentment of invoices to the Debtors.

J.	Cancellation of Existing Securities and Agreements

56. Except for the purpose of evidencing a right to distribution under the Plan, including the enforcement of any subordination and “pay over” provisions in the Senior Subordinated Indenture, and except as otherwise set forth herein or in the Plan, on the Effective Date all agreements, instruments, and other documents evidencing, related to or connected with any Claim or Interest (but, for the avoidance of doubt, not including the Second Lien Notes Intercreditor Agreement solely to the extent necessary to preserve the Intercreditor Actions), other than Intercompany Interests, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. For the avoidance of doubt, the cancellation of the First Lien Indenture and the 1.5 Lien Indenture is without prejudice to the First Lien Indenture Trustee’s and the 1.5 Lien Indenture Trustee’s respective (i) appellate rights, (ii) ability to continue serving in the capacity as plaintiffs in connection with the Intercreditor Actions, as may be amended to assert a claim or defense under the Second Lien Intercreditor Agreement that arose out of the conduct, transactions, or occurrences set out, or attempted to be set out, in the original complaints, as provided in this Order, and in connection with any appeals arising therefrom, and (iii) ability to enforce any rights they may have under the Final DIP Order or this Order. Further, for the avoidance of doubt, the cancellation of the Senior Subordinated Indenture is without prejudice to the Senior Subordinated Indenture Trustee’s appellate rights.

K.	Binding Effect of Prior Orders

57. Pursuant to section 1141 of the Bankruptcy Code, effective as of and subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Order, all prior orders entered in the Reorganization Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder and all motions or requests for relief by the Debtors pending before the Court as of the Effective Date that ultimately are granted shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns; provided, further, that the Final DIP Order shall remain in effect to the extent necessary to enable the First Lien Indenture Trustee and the 1.5 Lien Indenture Trustee to pursue any and all relief with respect to the adequate protection incurred prior to the Effective Date granted under the Final DIP Order.

L.	Notice of Confirmation of the Plan

58. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Order, substantially in the form of Appendix II attached hereto (the “Effective Date Notice”), on all parties that they served with notice of the Confirmation Hearing and parties to executory contracts or unexpired leases no later than ten (10) days after the Effective Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Effective Date Notice only on the record holders of Claims or Interests as of the Distribution Record Date. As soon as practicable after the entry of this Order, the Debtors shall make copies of this Order available on their reorganization website at www.kccllc.net/mpm.

M.	Miscellaneous Provisions

59. Pursuant to Bankruptcy Rule 3020(e), this Order shall be stayed until the expiration of 14 days after the entry of this Order.

60. Without the need for a further order or authorization of this Court, but subject to the express provisions of this Order, the Debtors shall be authorized and empowered as may be necessary to make non-material modifications to the documents filed with the Court, including the Plan Supplement, in their reasonable business judgment, but only in accordance with, and subject to Section 14.6 of the Plan, and upon notice to any affected parties. For the avoidance of doubt, the evidentiary record for the Confirmation Hearing was closed on August 21, 2014, and the evidentiary record shall not be amended, modified or supplemented.

61. The Creditors’ Committee shall be automatically dissolved on the Effective Date and, on the Effective Date, each member of the Creditors’ Committee (including each officer, director, employee, agent, consultant or representative thereof) and each Professional Person retained by the Creditors’ Committee shall be released and discharged from all rights, duties, responsibilities and obligations arising from, or related to, the Debtors, their membership on the Creditors’ Committee, the Plan or the Reorganization Cases, except with respect to any matters concerning any Fee Claims held or asserted by any professionals retained by the Creditors’ Committee.

62. On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute and defend their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims and the Reorganized

Debtors shall be responsible for the reasonable and documented fees, costs and expenses associated with the prosecution and defense of such Fee Claims. Nothing herein or in the Plan shall preclude any Reorganized Debtor from engaging a former Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date.

63. Except as permitted under applicable law, nothing in the Plan or this Order shall expand this Court’s jurisdiction with respect to tax liabilities or tax consequences arising from the Plan. In confirming the Plan, this Court has not made any determination as to the federal tax liabilities or tax consequences of the Plan. Nothing in Sections 7.8(f) or 8.14 of the Plan shall: (i) be deemed to be a determination of the federal tax liability of any person or entity, including but not limited to the Debtors and the Reorganized Debtors, or (ii) be deemed to be a determination of the federal tax treatment of any item, distribution or entity, including the federal tax consequences of the Plan. The fact that certain language was previously included in Section 12.5 of the Plan and then removed from subsequent drafts of the Plan is not intended, and shall not be construed, as evidence as to the federal tax consequences of the Plan.

64. The Debtors and Reorganized Debtors, as applicable, are authorized to enter into and perform any and all agreements with Aetna Life Insurance Company (“Aetna”) necessary or appropriate to administer a self-funded health plan and other benefits programs as of the Effective Date of the Plan on substantially the same terms provided under the prepetition self-funded health plan administered by Aetna pursuant to that certain Administrative Services Agreement No. ASA-666985 between Aetna and Momentive Specialty Chemicals Inc. (the “Prepetition ASA”). In addition to obligations arising under the self-funded plan on and after the Effective Date, the Debtors and Reorganized Debtors, as applicable, shall continue to pay in the ordinary course of business all obligations arising prior to the Effective Date under the Prepetition ASA to the extent such obligations relate to the Debtors.

65. If all of the conditions to effectiveness have not been satisfied or duly waived (as provided in Section 11.2 of the Plan) and the Effective Date has not occurred on or before the first Business Day that is more than 60 days after the Confirmation Date, or by such later date as set forth by the Debtors (with the consent of Requisite Investors) in a notice filed with the Bankruptcy Court prior to the expiration of such period, then the Debtors, with the consent of the Requisite Investors, may, as contemplated by Section 11.3 of the Plan, file a motion to vacate this Order. Notwithstanding the filing of such a motion, this Order shall not be vacated if all of the conditions to consummation set forth in Section 11.1 hereof are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If this Order is vacated pursuant to Section 11.3 of the Plan, the Plan shall be null and void in all respects, this Order (including the findings with respect to valuation contained in Paragraph X hereof) shall be of no further force or effect, no Plan Distributions shall be made, the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and upon such occurrence, nothing contained in the Plan or this Order shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by any Debtor or any other Person with respect to any matter set forth in the Plan or this Order.

66. Failure specifically to include or reference particular sections or provisions of the Plan or any related agreement in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of the Court that the Plan be confirmed and such related agreements be approved in their entirety.

67. Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.

68. In the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument, or document). In the event of any inconsistency between the Plan or any agreement, instrument, or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern.

69. Unless otherwise provided in the Plan or in this Order, all injunctions or stays in effect in the Reorganization Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of this Court and extant on the date of entry of this Order shall, as contemplated by Section 12.3 of the Plan, remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Order shall remain in full force and effect in accordance with their terms.

70. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

71. Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in the Reorganization Cases after the Effective Date shall be limited to the following parties: (a) the Reorganized Debtors and their counsel, (b) the United States Trustee, (c) the First Lien Indenture Trustee, (d) the 1.5 Lien Indenture Trustee and (e) any party known to be directly affected by the relief sought.

72. If the Plan is revoked or withdrawn pursuant to Section 14.7 of the Plan prior to the Effective Date, the Plan shall be deemed null and void.

73. Notwithstanding the entry of this Order, this Court may properly, and from and after the Effective Date shall, to the fullest extent as is legally permissible, (i) retain jurisdiction over, and shall hear and determine, the Intercreditor Actions, the Causes of Action asserted therein, and any other similar Causes of Action arising under or in connection with, or otherwise related to, the Second Lien Intercreditor Agreement, whether asserted against a Released Party or any other Person, (ii) retain exclusive jurisdiction over the Reorganization Cases, and all matters arising under, arising out of, or related to, the Reorganization Cases and the Plan (a) as provided for in Article XIII of the Plan, (b) as provided for in this Order, and (c) for the purposes set forth in sections 1127 and 1142 of the Bankruptcy Code; provided, notwithstanding anything to the contrary in this Order or the Plan in respect of the Court’s retention of jurisdiction, the Exit Financing Documents shall govern the enforcement thereof and any rights or remedies with respect thereto.

Dated:	September 11, 2014
White Plains, New York

/s/Robert D. Drain
THE HONORABLE ROBERT D. DRAIN
UNITED STATES BANKRUPTCY JUDGE

APPENDIX I

PLAN OF REORGANIZATION

APPENDIX II

EFFECTIVE DATE NOTICE

Matthew A. Feldman Rachel C. Strickland Jennifer J. Hardy WILLKIE FARR & GALLAGHER LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 728-8000 Facsimile: (212) 728-8111

Counsel for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

x
In re	:	Chapter 11
:
MPM Silicones, LLC, et al.,[5]	:	Case No. 14-22503 (RDD)
:
Debtors.	:	(Jointly Administered)
x

NOTICE OF: (I) ENTRY OF ORDER CONFIRMING JOINT CHAPTER 11

PLAN OF REORGANIZATION FOR MOMENTIVE PERFORMANCE

MATERIALS, INC. AND ITS AFFILIATED DEBTORS; (II) OCCURRENCE

OF EFFECTIVE DATE; AND (III) DEADLINE FOR FILING FEE CLAIMS AND

ADMINISTRATIVE EXPENSE CLAIMS

PLEASE TAKE NOTICE THAT:

1. Confirmation of the Plan. On September [    ], 2014, the United States Bankruptcy Court for the Southern District of New York entered an order [Docket No.     ] (the “Confirmation Order”) confirming the Joint Chapter 11 Plan of Reorganization for Momentive Performance Materials, Inc. and Its Affiliated Debtors, dated September 3, 2014 [Docket No. 943] (as confirmed, the “Plan”). To obtain a copy of the Confirmation Order or the Plan, you may (a) visit the website of the Debtors’ balloting agent, Kurtzman Carson Consultants LLC (“KCC”) at http://www.kccllc.net/mpm, (b) contact KCC by calling (888) 249-2792, or (c) visit

[5]

The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) Juniper Bond Holdings I LLC (9631); (ii) Juniper Bond Holdings II LLC (9692); (iii) Juniper Bond Holdings III LLC (9765); (iv) Juniper Bond Holdings IV LLC (9836); (v) Momentive Performance Materials China SPV Inc. (8469); (vi) Momentive Performance Materials Holdings Inc. (8246); (vii) Momentive Performance Materials Inc. (8297); (viii) Momentive Performance Materials Quartz, Inc. (9929); (ix) Momentive Performance Materials South America Inc. (4895); (x) Momentive Performance Materials USA Inc. (8388); (xi) Momentive Performance Materials Worldwide Inc. (8357); and (xii) MPM Silicones, LLC (5481). The Debtors’ executive headquarters are located at 260 Hudson River Road, Waterford, NY 12188.

the Bankruptcy Court’s website: www.nysb.uscourts.gov (a PACER password is required). In addition, copies of the Plan and Confirmation Order are on file with the Clerk of the Bankruptcy Court, United States Bankruptcy Court for the Southern District of New York, 300 Quarropas Street, White Plains, New York 10601. Capitalized terms used but not defined herein have the meanings given them in the Plan.

2. Effective Date. On September [    ], 2014, the “Effective Date” occurred with respect to the Plan.

3. Bar Date for Filing Administrative Expense Claims. Pursuant to Section 3.2 of the Plan, any Person asserting an Administrative Expense Claim other than the holder of (a) a DIP Claim, (b) a Fee Claim, (c) a 503(b)(9) Claim, (d) an Administrative Expense Claim that has been Allowed on or before the Effective Date, (e) an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor, (f) an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court, (g) an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses; (h) a claim for adequate protection arising under the Final DIP Order; or (i) an Indenture Trustee Claim, must file with the Bankruptcy Court and serve on the Reorganized Debtors, KCC and the Office of the United States Trustee, proof of such Administrative Expense Claim so as to be received by 5:00 p.m. (prevailing Eastern time) no later than thirty (30) days after the Effective Date. Such proof of Administrative Expense Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim, and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the holder of the Administrative Expense Claim; (iii) the amount of the Administrative Expense Claim; (iv) the basis of the Administrative Expense Claim; and (v) supporting documentation for the Administrative Expense Claim.

FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE EXPENSE CLAIM BEING FOREVER BARRED AND DISCHARGED.

4. Bar Date for Filing Fee Claims. Pursuant to Section 3.3 of the Plan and paragraph 53 of the Confirmation Order, any Professional Person seeking allowance by the Bankruptcy Court of a Fee Claim shall file with the Bankruptcy Court and serve notice of same on the Reorganized Debtors and the Office of the United States Trustee its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date no later than forty-five (45) calendar days after the Effective Date.

5. FAILURE TO FILE AND SERVE SUCH FEE APPLICATION TIMELY AND PROPERLY COULD RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED. Objections to such Fee Claims, if any, must be filed and served on the applicable Professional Person, the Reorganized Debtors and the Office of the United States Trustee by no later than sixty-five (65) calendar days after the Effective Date.

Dated:	New York, New York

September , 2014

WILLKIE FARR & GALLAGHER LLP
Counsel for Reorganized Debtors
787 Seventh Avenue
New York, NY 10019